Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-103655, 333-89438, 333-61446, 333-82473, 333-60779 and 333-58285) of Evolving Systems, Inc. of our report dated December 8, 2003, relating to the financial statements of CMS Communications, Inc. which are included in this Current Report on Form 8-K/A of Evolving Systems, Inc.

/s/PricewaterhouseCoopers LLP

Denver, Colorado
December 8, 2003